For Immediate Release
          Contact:
Elaine Grimsell Dodge
Neurogen Corp.
203-315-4615
edodge@nrgn.com

NEUROGEN ANNOUNCES $30.6 MILLION FINANCING TO ADVANCE
CLINICAL DEVELOPMENT PROGRAMS

--Results from Four Clinical Efficacy Studies Expected this Year--
--Corporate Restructuring to Extend Cash Resources into the Second Half of 2009--

Branford, CT, April 9, 2008— Neurogen Corporation (Nasdaq: NRGN) today announced it has entered into definitive agreements for a private placement offering of exchangeable preferred stock and warrants with selected institutional investors for gross proceeds of approximately $30.6 million before fees and expenses. The net proceeds from this offering will be used for clinical development of existing product candidates and other general corporate purposes. The closing of the transaction is expected to occur in approximately one week. The exchangeable preferred stock will automatically be exchanged for common stock upon shareholder approval, subject to certain conditions. The Company plans to seek shareholder approval for the exchange this quarter.

Neurogen also announced that it has reduced its workforce by approximately 45 positions in research and administrative functions, as part of an initiative to focus resources on advancing the Company’s four clinical programs in insomnia, anxiety, restless legs syndrome (RLS), and Parkinson’s disease.

Stephen R. Davis, President and CEO of Neurogen said, “This financing, together with our cash and marketable securities of $42.6 million as of December 31, 2007 and the operational changes announced today, enable us to get to important clinical milestones in our insomnia, anxiety, Parkinson’s disease and RLS programs in 2008 and to fund our planned operations into the second half of 2009.

“Our clinical portfolio is expanding and advancing as we leverage the potential of adipiplon and aplindore in several indications. We began Phase 2 studies in both Parkinson’s disease and RLS with aplindore earlier this year. An upcoming Phase 2/3 study with adipiplon for insomnia enables us to examine how our drug compares to the current market leader, Ambien CR™, in a side-by-side comparison study. We will also run a human proof-of-concept study in anxiety to examine adipiplon’s ability to relieve anxiety at doses substantially below those that produce sedation--an exciting finding we have observed in animal studies. We anticipate data from all four programs by the end of the year.”

Mr. Davis continued, “We are deeply grateful for the contributions of the talented employees whose positions are impacted by this refocusing, and we wish them every success in their future endeavors.”

The $30.6 million offering is for the sale of 981,411 units. Each unit consists of one share of exchangeable preferred stock and a warrant to acquire additional shares of common stock. Upon shareholder approval, each share of preferred stock will be exchanged for 26 shares of Neurogen’s common stock, subject to certain conditions. The warrants included in the unit allow investors to purchase 50% of the number of common shares into which the purchaser’s preferred stock is exchangeable at an exercise price of $2.30 per share.

Pacific Growth Equities, LLC acted as lead placement agent, and Leerink Swann & Co., Oppenheimer & Co. and Merriman Curhan Ford & Co. acted as placement agents for the offering.

The Company has agreed to file a registration statement under the Securities Act of 1933 for the common shares to be issued upon exchange of the preferred stock and the exercise of the warrants. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

The Company is providing severance and career transition assistance to employees directly affected by the reduction in force, and Neurogen expects to incur restructuring charges, primarily associated with severance benefits, of approximately $2.6 million in the second and third quarters of 2008.  Neurogen also expects to take a non-cash charge to write down the value of property and equipment associated with its research operations but cannot estimate the amount of such charge at this time.  The Company expects to defer clinical studies previously planned for schizophrenia in 2008 until a future date.

About Neurogen
Neurogen Corporation is a drug development company focusing on small-molecule drugs to improve the lives of patients suffering from disorders with significant unmet medical need, including insomnia, anxiety, restless legs syndrome (RLS), Parkinson’s disease, and pain. Neurogen conducts its development independently and, when advantageous, collaborates with world-class pharmaceutical companies to access additional resources and expertise.

Safe Harbor Statement
The information in this press release contains certain forward-looking statements, made pursuant to applicable securities laws that involve risks and uncertainties as detailed from time to time in Neurogen's SEC filings, including its most recent 10-K. The words “believe”, “anticipate”, “expect”, “estimate”, “intend”, “plan”, “may”, “will” and other similar expressions generally identify forward-looking statements Such forward-looking statements relate to events or developments that we expect or anticipate will occur in the future and include, but are not limited to, statements that are not historical facts relating to the timing and occurrence of anticipated clinical trials, and potential collaborations or extensions of existing collaborations. Actual results may differ materially from such forward-looking statements as a result of various factors, including, but not limited to, risks associated with the inherent uncertainty of drug research and development, difficulties or delays in development, testing, regulatory approval, production and marketing of any of Neurogen’s drug candidates, adverse side effects or inadequate therapeutic efficacy or pharmacokinetic properties of the Company's drug candidates or other properties of drug candidates which could make them unattractive for commercialization, advancement of competitive products, dependence on corporate partners, Neurogen’s ability to retain key employees, sufficiency of cash to fund Neurogen’s planned operations, Neurogen’s ability to continue as a going concern, and patent, product liability and third party reimbursement risks associated with the pharmaceutical industry. For such statements, Neurogen claims the protection of applicable laws. Future results may also differ from previously reported results. For example, positive results or safety and tolerability in one clinical study provides no assurance that this will be true in future studies. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Neurogen disclaims any intent and does not assume any obligation to update these forward-looking statements, other than as may be required under applicable law.

###